Exhibit 99.1

Platform Specialty Products Corporation Completes Repricing of
$1.3 Billion of Term Loans
WEST PALM BEACH, Fla., December 7, 2016 -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, today announced that it successfully completed the repricing of $1.3 billion of term loans under its credit agreement. This repricing follows Platform’s successful repricing, extension and amendment of $1.95 billion of term loans in October 2016.
By incurring a new $610 million USD B-5 term loan tranche and a new €700 million EUR C-4 term loan tranche, Platform refinanced its existing USD B-3 and EUR C-2 term loan tranches, which were not subject to the October repricing and extension. Similar to the October repricing, Platform used the proceeds of the new term loan tranches to concurrently prepay in full the existing USD B-3 and EUR C-2 term loan tranches. This repricing resulted in a 100 basis point reduction in the interest rate (to 3.50% per annum plus the applicable LIBOR rate or 2.50% plus an applicable base rate) for the new USD B-5 term loan tranche and a 125 basis point reduction in the interest rate (to 3.25% per annum plus the applicable EURIBOR rate) for the new EUR C-4 term loan tranche, each as calculated as set forth in the credit agreement. This transaction also shifted $425 million from USD term loans to EUR term loans further complementing Platform’s business profile and optimizing its foreign currency exposure.
Commenting on this repricing, Rakesh Sachdev, Platform’s Chief Executive Officer stated, “The continued support of our lenders has allowed Platform to further improve both the cost and currency mix of our capital structure. The reduction in interest rates for this repricing is expected to result in annual interest savings of approximately $15 million, creating additional operating cash flow and financial flexibility for the company. In conjunction with the repricing and extension we completed in October, we have now successfully addressed our entire term loan structure, resulting in both an expected annual interest reduction of approximately $26 million and a more evenly staggered maturity profile. We remain focused on improving our balance sheet through execution of our strategic plan and the resulting earnings growth, debt pay-down from cash flow generation and a thoughtful capital markets approach. While our repricings fall into the third category, we believe we are making progress against the first two this year as well.”
Credit Suisse, HSBC, Barclays and Credit Agricole acted as Joint Lead Arrangers for this transaction.
About Platform
Platform is a global, diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agricultural, animal health, electronics, graphic arts, plating, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
Certain statements contained in this release are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws, which include statements regarding further capital planning flexibility, annual interest savings and additional operating cash flow. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict.  Actual results could differ materially from those projected as a result of certain factors.  A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly reports on Form 10-Q for the three months ended March 31, 2016, June 30, 2016 and September 30, 2016. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Carey Dorman
Director - Corporate Development
Platform Specialty Products Corporation
1-561-406-8465

Media Contact:

Liz Cohen
Weber Shandwick
1-212-445-8044